Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about July 22, 2010, pertaining to the Second Amended and Restated 2001 Stock Plan of Green Dot Corporation, 2010 Equity Incentive Plan of Green Dot Corporation and 2010 Employee Stock Purchase Plan of Green Dot Corporation, of our report dated April 26, 2010, with respect to the consolidated financial statements of Green Dot Corporation as of July 31, 2008, July 31, 2009 and December 31, 2009 and for each of the three years in the period ended July 31, 2009 and for the five months ended December 31, 2009 included in its Registration Statement (Form S-1/A No. 333-165081) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
July 19, 2010